Free Writing Prospectus dated March 7, 2023

Relating to Prospectus dated November 30, 2022

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-268610

Shoals Technologies Group, Inc. Announces Launch of Secondary Offering of

24,501,650 Shares of Class A Common Stock by Selling Stockholders

PORTLAND, TN., – March 7, 2023 – (GLOBE NEWSWIRE) – Shoals Technologies Group, Inc. (Nasdaq: SHLS) (the “Company”) today announced the launch of an underwritten public offering of an aggregate of 24,501,650 shares of the Company’s Class A common stock by Solon Holdco I, LLC and Solon Holdco II, LLC, affiliates of Dean Solon (collectively, the “Selling Stockholders”). Additionally, the Selling Stockholders intend to grant the underwriter a 30-day option to purchase up to an additional 3,675,247 shares of Class A common stock. The Company’s Class A common stock is listed on the Nasdaq Global Market under the symbol “SHLS.”

The Company will not receive any of the proceeds from the sale of Class A common stock offered by the Selling Stockholders.

Morgan Stanley is acting as the sole book-running manager for the offering.

The shares of Class A common stock in this offering are being offered pursuant to an automatically effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) on November 30, 2022. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and may be obtained, when available, from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or by accessing the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Shoals Technologies Group, Inc.

Shoals Technologies Group, Inc. is a leading provider of electrical balance of system solutions and components for solar, battery storage and electric vehicle charging applications, selling to customers across the United States and internationally. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 20 GW of solar systems globally.

Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts

Investors Email: investors@shoals.com

Media Email: media@shoals.com

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